Exhibit 10.64

ASSIGNMENT AGREEMENT

This assignment agreement (this “Agreement”) is made effective as of September 19, 2013 by and between ALLSEAS MARINE S.A., a Liberian corporation (the “Assignor”), and PARAGON SHIPPING INC., a Marshall Islands corporation (the “Assignee” and together with the Assignor, the “Parties”).

WHEREAS, the Parties are affiliated entities and are both engaged in the business of owning, operating, managing and / or chartering drybulk carriers.

WHEREAS, the Assignor, directly or through one or more wholly-owned subsidiaries, is party to two shipbuilding contracts (each a “Shipbuilding Contract” and collectively the “Shipbuilding Contracts”) with Yangzhou Dayang Shipbuilding Co., Ltd., (the “Yard”) for the construction of two Ultramax drybulk carriers, Hull No. DY152 and Hull No. DY153, of 63,500 dwt each with delivery from the Yard scheduled for the second and third quarters of 2014, respectively (each a “Newbuilding” and collectively the “Newbuildings”).

WHEREAS, the Assignor desires to transfer to the Assignee or one or more of its wholly-owned subsidiary designees, and the Assignee desires to take from the Assignor, all of Assignor’s interest, right and obligations under each Shipbuilding Contract, subject to the terms and conditions set forth herein and in a novation agreement to be entered into between the Assignor, or its wholly-owned subsidiary, and the Assignee, or its wholly-owned subsidiary (each a “Novation Agreement” and collectively the “Novation Agreements”), or, alternatively at the Assignee’s option, to sell one or both Newbuildings, each pursuant to a memorandum of agreement (“MOA”), to be delivered to the Assignee or one or more of its wholly-owned subsidiary designees upon delivery from the Yard pursuant to the Shipbuilding Contracts.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Assignor and the Assignee agree to the following:

1. Transfer of Newbuilding Contracts

Subject to the Assignee’s option described below under “Transfer of Newbuildings,” the Assignor hereby agrees to use its commercially reasonable best efforts to satisfy or cause to be satisfied each of the conditions set forth below and to enter into the Novation Agreements with the Assignee containing usual and customary terms and conditions for the assignment of newbuilding contracts on an arms-length basis, and upon the satisfaction of each of the conditions set forth below, the Assignee agrees to enter into the Novation Agreements. The consideration for the novation of each Newbuilding Contract shall be $26,500,000, less the amount of the remaining obligations which the Assignee shall assume under the Shipbuilding Contract.

The execution and delivery of the Novation Agreements by each Party is subject to the satisfaction of the following conditions:

(a)	the Assignor shall obtain the consent or acknowledgement of the Yard to the novation of the Newbuilding Contracts pursuant to the Novation Agreements: and

(b)	the Assignor shall cause to be issued to and on behalf of the Assignee, or one or more of its wholly-owned subsidiary designees, a refund guarantee relating to each Newbuilding Contract; and

(c)	the completion of a public offering (the “Offering”) of the Assignee’s common shares, par value $0.01, raising net proceeds to the Assignee of not less than $22 million, provided however, that if conditions (a) and (b) above are satisfied and the Assignee raises net proceeds in the Offering of less than $22 million but more than $10 million, then the Assignee shall agree to the novation of one Shipbuilding Contract from the Assignor.

3. Transfer of Newbuildings

At the option of the Assignee, and in lieu of the rights and obligations of the Parties as described above under “Transfer of Newbuilding Contracts,” the Assignor hereby agrees to use its commercially reasonable best efforts to satisfy or cause to be satisfied each of the conditions set forth below and to enter into the MOAs with the Assignee containing usual and customary terms and conditions for the sale of vessels on an arms-length basis, and upon the satisfaction of each of the conditions set forth below, the Assignee agrees to enter into the MOAs. The consideration for the sale of each Newbuilding shall be $26,500,000, with 30% of the purchase price payable on execution of the MOA and the balance of the purchase price payable on delivery of the vessel. In addition, the Assignee agrees that it, or one of its wholly-owned subsidiaries, will enter into a management agreement with the Assignor with respect to any Newbuilding subject to an MOA providing for the payment of fees to Assignor for newbuilding supervision equivalent to the fees relating to newbuilding supervision payable under the existing management agreements between Assignee and Assignor.

The execution and delivery of the MOAs by each Party is subject to the satisfaction of the following conditions:

(a)	the Assignor shall cause to be issued to and on behalf of the Assignor, or one or more of its wholly-owned subsidiary designees, a refund guarantee relating to each Newbuilding Contract; and

(b)	the completion of a public offering (the “Offering”) of the Assignee’s common shares, par value $0.01, raising net proceeds to the Assignee of not less than $22 million, provided however, that if condition (a) above is satisfied and the Assignee raises net proceeds in the Offering of less than $22 million but more than $10 million, then the Assignee shall agree to the entry into an MOA for the purchase of one Newbuilding from the Assignor.

4. Governing Law. This Agreement and the rights and obligations of the Parties shall be governed by and construed in accordance with the laws of the State of New York.

5. Further Assurances. The Parties agree to execute, or to cause one be executed by one or ore affiliated entities, to execute, acknowledge and deliver all such instruments and take all such actions as reasonable necessary to effectuate the transfer of the Shipbuilding Contracts or the Newbuildings and the assignment of the Refund Guarantees.

4. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, executors, administrators, successors and assigns.

5. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of such counterparts together shall constitute one agreement. To facilitate execution of this Agreement, the Parties may execute and exchange counterparts of signature pages by telephone facsimile.

EXECUTED as of the date set forth above.

ALLSEAS MARINE S.A.

By:	/s/ Maria Stefanou
Name:	Maria Stefanou
Title:	Vice President / Secretary

PARAGON SHIPPING LTD

By:	/s/ Michael Bodouroglou
Name:	Michael Bodouroglou
Title:	Chairman, President and Chief Executive Officer